Exhibit 99

Total Logistics, Inc.

700 N. Water Street, Suite 1200
Milwaukee, Wisconsin 53202
Telephone (414) 291-9000
Facsimile (414) 291-9061

NEWS RELEASE

For Immediate Release	Contact: William T. Donovan
October 26, 2004	President and CEO
(414) 291-9000

Total Logistics, Inc. - Announces Continued Strong Growth and

Record Earnings for Third Quarter and First Nine Months of 2004

Milwaukee, WI – Total Logistics, Inc. (Nasdaq:TLCX) announced today its third quarter 2004 net earnings were $2,136,000, or $0.38 per diluted share, an increase of 36.2 percent compared to the prior year’s third quarter net earnings of $1,568,000, or $0.28 per diluted share. On a sequential basis, net earnings grew 14.7 percent, driven by stronger demand and pricing initiatives in both segments of the business. Consolidated revenues reported for the third quarter increased 30.4 percent to $92,727,000. Both the logistics and product segments revenues were strong, increasing by 33.5 percent and 21.3 percent, respectively, over the corresponding period in 2003.

Net earnings for the nine months ended September 30, 2004 were $5,086,000, an increase of 92.1 percent from the prior year’s comparable period. Diluted earnings per share for the nine months were $0.91, an increase of 89.6 percent from $0.48 per share reported for the previous year’s corresponding period. Revenues were $253,332,000, an increase of 25.1 percent, driven by strong growth at both Total Logistic Control (TLC) and Zero Zone.

William T. Donovan, President and CEO commented, “We are again pleased to report record earnings for the third quarter which are the result of important growth initiatives we have undertaken at both TLC and Zero Zone. TLC has started up seven new, long-term dedicated facility management projects in the first nine months of 2004 which combined with additional scheduled start-ups, will continue to be meaningful contributors to the profitable growth we are driving. We see improved demand for logistic services which are exceeding normal seasonal factors. We are operating at high utilization in most of our warehouse facilities and see improving contribution.”

Commenting further, “Zero Zone’s orders and backlog for refrigerated display casements and control systems continue to be excellent. We see much stronger capital commitments by retailers to increase the number of store locations and to refurbish older stores which are the main drivers for this segment. Both TLC and Zero Zone are on track to deliver strong earnings growth for the fourth quarter of 2004 and beyond.”

Total Logistics, Inc. – News Release

October 26, 2004

Total Logistic Control

TLC, based in Zeeland, Michigan, is a national provider of integrated logistic services which include refrigerated and dry warehousing, transportation operations, supply chain management, dedicated third-party facility and operations management, food distribution, bottling and packaging and fulfillment services. TLC provides end-to-end supply chain services to a number of major U.S. food and consumer product companies. Operations are conducted through a national network of 31 logistic centers with 57.2 million cubic feet of refrigerated capacity and over 3.2 million square feet of dry warehouse space making it the tenth largest provider of refrigerated warehousing services in the United States. TLC operates a fleet of over 450 tractors with over 800 refrigerated and dry trailers with 3 maintenance facilities. TLC was recently cited by Inbound Logistics as a Top 10 Provider of Third Party Logistics Excellence for the seventh year in a row. TLC is a wholly-owned subsidiary of Total Logistics, Inc. More information about TLC is available at www.totallogistic.com.

Zero Zone

Zero Zone, headquartered in North Prairie, Wisconsin is a manufacturer of refrigerated and freezer display cases used in grocery, convenience and drug store chains for retail merchandising of food, beverage and floral products. In addition, Zero Zone Refrigeration, based in Ramsey, Minnesota, manufactures refrigeration houses and racks to power and control refrigeration systems, electrical panels, and stand-by power for supermarkets, convenience stores and industrial applications. Zero Zone is a wholly-owned subsidiary of Total Logistics, Inc. More information about Zero Zone is available at www.zero-zone.com.

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from management’s expectations. Although we believe our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The forward-looking statements involve risk and uncertainties, including but not limited to:

•	Demand for our products and services may be adversely affected by the loss of a material customer, increases in interest rates, adverse economic conditions, increased energy costs, weather or other factors.

•	The Company’s market share may be adversely affected as a result of new or increased competitive conditions including pricing pressure.

•	The Company’s profitability may be adversely affected by performance which does not meet standards established in contractual agreements relating to transportation operations, logistics management, dedicated facility operations and product warranty.

•	Consolidation within the food industry or food retailers could negatively impact the Company’s customers.

Total Logistics, Inc. – News Release

October 26, 2004

•	The Company’s profitability may be adversely affected by increases in interest rates due to our capital structure as a portion of our debt is on a floating rate basis.

•	Reliance on a limited number of suppliers in product sales.

•	The Company’s product sales profitability may be affected by volatility in metal prices.

Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included are made only as of the date of this report. We are not obligated to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additional information regarding the Company’s business may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other filings the Company has made or may make with the Securities and Exchange Commission from time to time.

This and other Total Logistics, Inc. news releases and additional corporate data can be found on Total Logistics’ website at www.totallogisticsinc.com.

Total Logistics, Inc. – News Release

October 26, 2004

TOTAL LOGISTICS, INC.

Consolidated Statement of Earnings

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Logistic Services	$71,256	$53,394	$192,876	$152,226
Product Sales	21,471	17,701	60,456	50,354

	92,727	71,095	253,332	202,580

Costs and Expenses:
Logistic Expenses	64,555	46,649	174,595	134,868
Cost of Product Sales	16,915	14,120	47,884	41,307
Depreciation and Amortization	1,791	1,952	5,116	5,780
Selling, General & Administrative Expenses	5,235	4,931	15,216	13,746

	88,496	67,652	242,811	195,701

Earnings from Operations	4,231	3,443	10,521	6,879

Other Expenses:
Interest, net	(671)	(707)	(1,989)	(2,222)
Other	—	—	(55)	—

	(671)	(707)	(2,044)	(2,222)

Earnings before Income Taxes	3,560	2,736	8,477	4,657

Income Tax Provision	1,424	1,168	3,391	2,009

Net Earnings	$2,136	$1,568	$5,086	$2,648

Basic Net Earnings Per Share	$0.40	$0.30	$0.95	$0.50

Diluted Net Earnings Per Share	$0.38	$0.28	$0.91	$0.48

Average Number of Shares Outstanding	5,379,864	5,275,864	5,348,266	5,273,875
Diluted Number of Shares Outstanding	5,606,542	5,509,397	5,591,009	5,523,021

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